As filed with the Securities and Exchange Commission on March 1, 2007
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                           ALBANY INTERNATIONAL CORP.
             (Exact Name of Registrant as Specified in Its Charter)

             Delaware                             14-0462060
     (State of Incorporation)          (I.R.S. Employer Identification No.)

                                  1373 Broadway
                             Albany, New York 12204
                                 (518) 445-2200
              (Address of Registrant's Principal Executive Offices)

                           ALBANY INTERNATIONAL CORP.
                               2005 INCENTIVE PLAN
                            (Full Title of the Plan)

                                   ----------

                              Charles J. Silva, Jr.
                           Albany International Corp.
                                  1373 Broadway
                             Albany, New York 12204
                                 (518) 445-2200
           (Name, Address, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   ----------

                         CALCULATION OF REGISTRATION FEE

================================================================================
Title of each class of    Amount to be      Proposed     Proposed      Amount of
securities to be         registered (1)(2)   maximum      maximum   registration
registered                                  offering     aggregate        fee
                                            price per    offering
                                            share (3)    price (3)
--------------------------------------------------------------------------------
Class A common stock,
 par value $.001
 per share                  1,000,000        $33.95     $33,950,000    $3,632.65
--------------------------------------------------------------------------------

(1) Consists of shares of Class A common stock of Albany International Corp. (the "Shares") to be made available pursuant to the Albany International Corp. 2005 Incentive Plan (the "Plan"). This Registration Statement also registers such indeterminable number of additional Shares as may be required in the event of a stock dividend, stock split, recapitalization or other similar change in the Shares. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2) Pursuant to Rule 416(a) under the Securities Act, this Registration Statement includes an indeterminate number of additional Shares which may be offered and issued to prevent dilution from stock splits, stock dividends, or similar transactions, as provided in the above-referenced plan.

(3) Estimated solely for purposes of calculation of the registration fee, in accordance with Rule 457(h) of the Securities Act. Such estimate is based upon the average of the high and low sales prices of the shares of Class A common stock of Albany International Corp. (the "Corporation") on February 28, 2006, as reported by the New York Stock Exchange.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

      All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8 and Rule 428 of the Securities Act. The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      The following documents, previously filed by the Corporation with the Commission, are incorporated herein by reference and made a part hereof:

      (i) The Corporation's annual report on Form 10-K for the fiscal year ended December 31, 2006; and

      (ii) The Corporation's registration statement on Form 8-A, dated August 18, 1988, filed with the Commission pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), describing the Corporation's Class A common stock.

      All reports and other documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

      For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

      Not applicable.

Item 5. Interests of Named Experts and Counsel.

      Charles J. Silva, Jr., who is delivering the opinion on the validity of the Shares referred to in Item 8 hereof, is the Corporation's General Counsel and is a full time employee of the Corporation. He is also eligible to participate in the Plan and receive Shares issued under the Plan. He beneficially owns or has rights to acquire beneficial ownership of less than 0.1% of the Corporation's Class A common stock.

Item 6. Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

      Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividends and unlawful stock purchase and redemption), or (iv) for any transaction from which the director derived an improper personal benefit.

      Article V of the Corporation's Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, no director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

      Article IV of the Corporation's By-Laws require that the Corporation indemnify any person who is a party, or is threatened to be made a party, or who is called or threatened to be called to give testimony (whether during pre-trial discovery, at trial or otherwise) in connection with any threatened, pending or completed action, suit or proceeding of any kind, whether civil, criminal or investigative, including an action by or in the right of the Corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against costs, expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if (i) such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, (ii) such person did not personally gain, as a result of the acts or omissions to which such action, suit or proceeding relates, a financial profit or other financial advantage to which such person was not legally entitled and, (iii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the standards of conduct set forth in the preceding sentence.

      The Corporation has also entered into indemnification agreements with each of its directors, pursuant to which it is generally obligated to indemnify each director against all expenses, judgments, fines and amounts paid in settlement by such director and reasonably incurred by him or her in connection with any suit, action, or other proceeding to which he or she is made a party due to his or her status as a director, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect any criminal proceedings, had no reasonable cause to believe his or her conduct to be unlawful. The agreements also set forth the procedures pursuant to which claims for indemnification are resolved. A form of indemnification agreement was filed as Exhibit 10(t) to the Corporation's Current Report on Form 8-K filed with the SEC on April 12, 2006.

      The Corporation has also purchased directors' and officers' liability insurance covering certain liabilities incurred by directors and officers in connection with the performance of their duties.

      Section 4 of the Plan document states that, in addition to such other rights of indemnification they may have as directors, as member of the Committee, or otherwise, the Corporation shall indemnify and save harmless any member of the Compensation Committee of the Board of Directors against reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with an appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the plan or any Incentive Award granted thereunder and against all amounts paid by them settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his or her duties; provided that within sixty days after institution of any such action, suit or proceeding, a Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

Item 7. Exemption from Registration Claimed.

      Not applicable.

Item 8. Exhibits.

      The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

Exhibit No.       Description
-----------       -----------

4.1 Article IV of Restated Certificate of Incorporation of the Corporation (incorporated by reference to Exhibit F to the Corporation's Registration Statement on Form 8-A, file no. 1-10026, declared effective by the Commission on August 26, 1988 (as to The Pacific Stock Exchange, Inc.) and on September 7, 1988 (as to The New York Stock Exchange, Inc.))

5.1 Opinion of Charles J. Silva, Jr. as to the legality of the issuance of the Shares*

23.1              Consent of Charles J. Silva, Jr. (included in opinion filed as
                  Exhibit 5.1)*

23.2              Consent of PricewaterhouseCoopers LLP, Independent
                  Accountants*

24.1              Power of Attorney (included on signature page)

* Filed electronically herewith.

Item 9. Undertakings.

(a)   The Corporation hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i) to include any prospectus required by Section
                  10(a)(3) of the Securities Act;

                        (ii) to reflect in the prospectus any facts or events
                  arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                        (iii) to include any material information with respect
                  to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

            provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs if contained in periodic reports filed with the Commission by the Corporation pursuant to Section 13 or
            Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Corporation hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Corporation's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the foregoing provisions, or otherwise, the Corporation has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albany, State of New York, on this 1st day of March, 2007.

                                  ALBANY INTERNATIONAL CORP.

                                  By: /s/ Michael C. Nahl
                                      ------------------------------------------
                                      Name:   Michael C. Nahl
                                      Title:  Executive Vice President and Chief
                                      Financial Officer

                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned directors and officers of the Corporation hereby constitutes and appoints Michael C. Nahl, Richard A. Carlstrom, and Charles J. Silva, and each of them with full power to act without the others, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8 under the Securities Act relating to the Plan, and any and all amendments (including post-effective amendments) thereto, and any and all other exhibits and documents relating thereto, with power where appropriate to affix the corporate seal of the Corporation thereto and to attest said seal, with the Commission, and generally to do all such things in his or her name and in his or her capacity as an officer or director of the Corporation to enable the Corporation to comply with the provisions of the Securities Act, and all other requirements of the Commission hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      The appointment of any attorney-in-fact and agent hereunder shall automatically terminate at such time as such attorney-in-fact and agent ceases to be an officer of the Corporation. Any of the undersigned may terminate the appointment of any of his or her attorneys-in-fact and agents hereunder by delivering written notice thereof to the Corporation.

      Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated:

           Title                         Signature                   Date

Chairman of the Board and
Director                            /s/ Frank R. Schmeler      February 22, 2007
                                    ---------------------      -----------------
                                        Frank R. Schmeler

President and Director            /s/ Dr. Joseph G. Morone     February 23, 2007
(Principal Executive Officer)     ------------------------     -----------------
                                      Dr. Joseph G. Morone

Executive Vice President and
Chief Financial Officer              /s/ Michael C. Nahl       February 23, 2007
(Principal Financial Officer)        -------------------       -----------------
                                         Michael C. Nahl

Vice President--Controller        /s/ Richard A. Carlstrom     February 27, 2007
(Principal Accounting Officer)    ------------------------     -----------------
                                      Richard A. Carlstrom

Director                         /s/ Thomas R. Beecher, Jr.    February 25, 2007
                                 --------------------------    -----------------
                                     Thomas R. Beecher Jr.

Director                          /s/ John F. Cassidy, Jr.     February 23, 2007
                                  ------------------------     -----------------
                                      John F. Cassidy, Jr.

Director                         /s/ Paula H.J. Cholmondeley   February 22, 2007
                                 ---------------------------   -----------------
                                     Paula H.J. Cholmondeley

Director                             /s/ Edgar G. Hotard       February 23, 2007
                                     -------------------       -----------------
                                         Edgar G. Hotard

Director                          /s/ Erland E. Kailbourne     February 23, 2007
                                  ------------------------     -----------------
                                      Erland E. Kailbourne

Director                             /s/ Juhani Pakkala        February 22, 2007
                                     ------------------        -----------------
                                         Juhani Pakkala

Director                          /s/ Christine L. Standish    February 22, 2007
                                  -------------------------    -----------------
                                      Christine L. Standish

Director                            /s/ John C. Standish       February 23, 2007
                                    --------------------       -----------------
                                        John C. Standish

                                INDEX OF EXHIBITS

Exhibit No.       Description
-----------       -----------

4.1 Article IV of Restated Certificate of Incorporation of the Corporation (incorporated by reference to Exhibit F to the Corporation's Registration Statement on Form 8-A, file no. 1-10026, declared effective by the Commission on August 26, 1988 (as to The Pacific Stock Exchange, Inc.) and on September 7, 1988 (as to The New York Stock Exchange, Inc.))

5.1 Opinion of Charles J. Silva, Jr. as to the legality of the issuance of the Shares*

23.1              Consent of Charles J. Silva, Jr. (included in opinion filed as
                  Exhibit 5.1)*

23.2              Consent of PricewaterhouseCoopers LLP, Independent
                  Accountants*

24.1              Power of Attorney (included on signature page)

* Filed electronically herewith.